EXHIBIT 3.3
PATRIOT RISK MANAGEMENT, INC.
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
     Patriot Risk Management, Inc., a corporation organized and existing under the laws of Delaware (the “Corporation”), does hereby certify:
     That pursuant to authority vested in it by the provisions of the Certificate of Incorporation, as amended and restated, of the Corporation, the Board of Directors of said Corporation did adopt the following resolution authorizing the creation and issuance of a series of Preferred Stock designated as Series A Convertible Preferred Stock on December 30, 2008:
     RESOLVED, that the Corporation hereby designates 1,200 shares of its authorized but unissued Preferred Stock, par value $.001 per share, as Series A Convertible Preferred Stock, which shall have the following designations, preferences, rights, qualifications, limitations and restrictions in addition to those set forth in the Certificate of Incorporation, as amended, of the Corporation:
     1. Designation; Number of Shares; Stated Value.
     One Thousand (1,200) shares of Preferred Stock shall be designated Series A Convertible Preferred Stock (hereinafter sometimes referred to as the “Series A Preferred Stock” or as this “Series”). Shares of this Series shall have a stated value of $1,000 per share (the “Stated Value”).
     2. Dividends.
         (a) The holders of shares of Series A Preferred Stock shall be entitled to receive cumulative cash dividends, and if as declared by the Board of Directors out of funds legally available therefor, at a rate of 4.5% above the prime rate as published in the Wall Street Journal per share per annum, calculated based on the Stated Value, on each outstanding share and no more, before any dividend or distribution in cash or other property on any class or series of stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or on liquidation, dissolution or winding-up shall be declared or paid or set apart for payment. For each share of Series A Preferred Stock Outstanding, the dividend shall be computed on the basis of a 360 day year.
         (b) Dividends on the Series A Preferred Stock shall be cumulative and accrue from and after the date of original issuance thereof, whether or not declared by the Board of Directors. Accruals of dividends shall not bear interest.

         (c) No dividend may be declared on any other class or series of stock ranking on a parity with the Series A Preferred Stock as to dividends in respect of any dividend period unless there shall also be or have been declared on the Series A Preferred Stock like dividends for all quarterly periods coinciding with or ending before such quarterly period, ratably in proportion to the respective annual dividend rates fixed therefor.
     3. Redemption.
         (a) The Corporation, at its sole option, may redeem shares of this Series, in whole or in part, at any time or from time to time, at a redemption price per share equal to the Stated Value plus accrued but unpaid dividends thereon (whether or not declared) to the date of redemption.
         (b) In the case of a redemption of a part only of the shares of this Series at the time outstanding, the shares of this Series to be so redeemed shall be selected by lot, pro rata (as nearly as may be), or in such other equitable manner as the Board of Directors may determine.
     4. Conversion.
         (a) Each share of Series A Preferred Stock shall automatically convert into shares of the Corporation’s Common Stock upon the closing of an offering of the Corporation’s Common Stock to third-party investors with aggregate proceeds of at least $20 million at a price per share no less than $10.22 per share, as adjusted for any stock split, combination, consolidation, stock distributions, stock dividends or the like with respect to such shares (the “Qualified Offering”). The number of shares of Common Stock to be issued to each holder of Series A Preferred Stock shall be determined by dividing the sum of the Stated Value plus any accrued but unpaid dividends (whether or not declared) on the date of conversion by the price per share of Common Stock sold in the Qualified Offering.
         (b) No fractional shares of stock shall be issued upon the conversion of any share or shares of this Series. If more than one such share of this Series shall be surrendered for conversion at the same time by the same holder, the number of full shares which shall be issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph (b), be deliverable upon the conversion of any share or shares, the Corporation shall in lieu of delivering the fractional share therefor, adjust such fractional interest by payment to the holder of such surrendered share or shares of an amount in cash equal (computed to the nearest cent) to the value of such fractional interest based on the price paid in the Qualified Offering.
         (c) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the shares of this Series, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares. For the purpose of this subparagraph (c), the full number of shares of Common Stock issuable upon the conversion of all outstanding shares of this Series shall be computed as if at the time of computation of such number of shares of Common Stock all outstanding shares of this Series were held by a single holder.
         (d) The Corporation covenants that all shares of Common Stock which shall be issued upon conversion of the shares shall upon issue be fully paid and non-assessable and not subject to any preemptive rights.
         (e) The issuance of certificates for shares of Common Stock upon conversion shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.
     5. Voting.
     The shares of this Series shall not have any voting powers either general or special, except as set forth in this Certificate of Designations, Preferences and Rights, in the Corporation’s Certificate of Incorporation, or as otherwise provided by law.
     6. Liquidation Rights.
     Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of the shares of this Series shall be entitled to receive, before any payment or distribution of the assets of the Corporation or proceeds thereof (whether capital or surplus) shall be made to or set apart for the holders of the Common Stock or any other class or series of stock ranking junior to the shares of this Series upon liquidation, the amount of the Stated Value per share, plus a sum equal to all dividends on such shares accrued and unpaid thereon to the date of final distribution, but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of the Series A Preferred Stock and any other class or series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to payments upon liquidation, dissolution or winding-up shall be insufficient to pay in full the preferential amount aforesaid, then such assets or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this paragraph 6, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation to, or a consolidation or merger of the Corporation with, one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary.
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     IN WITNESS WHEREOF, Patriot Risk Management, Inc. has caused this certificate to be made under the seal of the Corporation and signed by its Chairman, President and Chief Executive Officer, this 31st day of December, 2008.

PATRIOT RISK MANAGEMENT, INC.

By
Name:	Steven M. Mariano
Title:	Chairman, President & Chief Executive Officer

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